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                               EXHIBIT 10.01

                             MATERIAL CONTRACTS






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                ORE MATERIAL JOINT VENTURE REFINING CONTRACT

THE NEW ANACONDA COMPANY and/or assigns whose registered office is located at 136 E. South Temple Suite 1700-A, Slat Lake City, Utah 84111, United States, hereinafter referred to as "New Anaconda" and,

ANGLO AMERICAN METALS, INC. and/or assigns whose registered office is located at 3701 E. Rio Grande, Victoria, Texas 77901 United States, hereinafter referred to as "Anglo American"

CAMERON MILLER and/or assigns whose contact address is located at 8455 West Sahara, #253, Las Vegas, Nevada, 89117 United States, and GOLD SCOUT, LLC. whose registered office is located at 4440 S. Arville Street, Suite 20, Las Vegas Nevada 89103 hereinafter jointly referred to as "Owner"

                                  RECITALS

WHEREAS, Owner under contract and/or owns mining and mineral rights to certain ore properties located in California and Arizona, said ore properties bearing significant amounts of unrefined alluvial ore bearing gold metal (Aurium Utalium), and other base and precious metals capable of being refined from the ore material thereto, and,

WHEREAS, Owner is desirous to provide such ore material to New Anaconda in unrefined alluvial ore, screened to a size of + 400 mesh size, or commercial ore concentrates, or metal powder or semi-refined dore bar format for processing by New Anaconda into base and/or precious metals, and,

WHEREAS, New Anaconda and Anglo American has technology capable of processing said ore material and removing base and precious metals in a commercial format, and is desirous of using said technology to process said ore material to the mutual benefit of New Anaconda and Owner, and,

WHEREAS, New Anaconda and Anglo American are desirous of processing on a joint venture basis with Owner said unrefined alluvial ore, screened to a size of + 400 mesh size, or commercial ore concentrates, or metal powder or semi-refined dore bar format for processing by Anglo into base and/or precious metals, and,

WHEREAS, Owner and New Anaconda are desirous of the precious metals derived from the aforementioned ore materials being credited to the individual metal accounts of both Owner and New Anaconda under the following basis:-

     a) All processing costs including but not limited to mining, screening, transportation, grinding, smelting, casting and subsequent transport costs relative to the ore material and all refining, separation, assay, delivery, insurance, transport sales and marketing costs shall be at the sole expense of New Anaconda, and,


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     b)   All Silver (Ag) and Gold (Au) metal and/or compounds derived from the ore material shall be credited to the sole account of New
     Anaconda, providing that a royalty payment equal to 5% of the value of Silver (Ag) produced and a royalty of 3% of the refined metal value of Gold (Au) for the first 75 troy ounces per ton, 4% for the next 25 troy ounces per ton over the original 75 troy ounces, 5% for the next 50 troy ounces over the first 100 troy ounces, 6% for the next 50 troy ounces over the first 150 troy ounces, 7.5% for the next 50 troy ounces over the first 200 troy ounces and 10% for all additional troy ounces over the first 250 troy ounces. All royalty payments are calculated as at the date of assay and/or sale by a recognised independent internationally acceptable bullion dealer, and,

     c) All Platinum (Pt), Palladium (Pd), Rhodium (Rh) and other such commercial Platinum Group Metals (PGM's) in metal or compound form derived from the ore material shall be credited to the sole account of Owner.

NOW THEREFORE INTENDING TO BE BOUND IN LAW, THE PARTIES HERETO AGREE UPON THE TERMS AND COVENANTS AS SET FORTH BELOW:

     1.0 DEFINITIONS: For the purposes of agreement the following definitions shall be construed and agreed as follows:

          Fine Gold: The term "fine gold" as used in this Contract means refined gold metal (Aurium Utalium) whose periodic symbol is accepted as Au with a purity of not less than .9999 fineness bearing documentation and stamp(s) of an internationally accepted hallmark/stamp of a "Good
          London Delivery" bullion house or such other world class bullion dealer/smelter/assayer indicating purity and fineness.

          Good London Delivery: The term "Good London Delivery" as used in this Contract means precious metal in a form and substance acceptable to the London Bullion Market and as set out in their published documentation as to acceptable quality, purity, size and related matters.

          In-Quart: The term "in-quart" as used in this Contract means the amount of precious metals added by New Anaconda/Anglo American and/or Owner as part of the refining process as a catalyst and therefore such amount(s) must be deducted from the precious metals derived from the ore material to determine the values of such derived precious metals.


          Lift Payment: The term "lift payment" as used in this Contract means the agreed cash advance payment to be made by New Anaconda to Owner to cover the costs of mining, trucking, grinding, smelting (including chemical flux costs), casting and delivery costs to deliver the semi-efined ore bar metal to Anglo American's processing plant in Victoria Texas. The amount of the lift payment shall be $2,675 per ton of ore material removed from site, with an agreed adjustment basis subject to audited accounts to allow the lift payment to be increased or decreased if the actual costs are + 10% more or less than the original projections prepared by New Anaconda and Owner.

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          Ore Material: The term "ore material" as used in this Contract means unrefined alluvial ore, screened to a size of + 400 mesh size, or commercial ore concentrates, or metal powder or semi-refined dore bar format for processing by New Anaconda/Anglo American into base and/or precious metals.

          Platinum Group Metals (PGM's): The term "Platinum Group Metals" or "PGM's" as used in this Contract means the precious metals which are primarily Platinum (Pt), Palladium (Pd), Rhodium (Rh) and such other precious and rare earth metals as can be extracted commercially and refined into acceptable forms such as metal, sponge, powder and compounds.

     2.0 TOTAL CONTRACTED AMOUNT OF ORE MATERIAL: It is agreed that Owner shall be capable of delivering to New Anaconda in excess of 800,000 short tons of original ore material and/or such lesser amounts of processed ore material to enable New Anaconda/Anglo American to process and extract not less than 48,000,000 troy ounces of fine gold based on the minimum yield of 60 troy ounces per ton as evidenced by the controlled due diligence test conducted by Miami Testing, Wolf Analytical, Wolff Technology, Investigative Specialist, Inc., Garvin Surveying Sciences and Sassoon Metals. Inc. It is further agreed that subject to requirements of New Anaconda/Anglo American as notified to Owner, and subject to availability of ore material from Owner, that Owner shall deliver to New Anaconda/Anglo American any amount of ore material in addition to the above amount will be delivered under the same terms and conditions.

          2.1 PROVEN RESERVES: Owner hereby declares and evidences by way of a copy of the independent geologist/engineer's report issued by Garvin Surveying Sciences Inc., attached hereto and made a part hereof, that the volume of ore material available on a site located near Barstow, California for delivery under this Contract is quantified at a minimum of 800,000 tons and/or 2,323,200 cubic yards containing not less than 60 troy ounces of fine gold per ton, as evidenced in the due diligence reports referenced above, a copy of said reports are available for review at the offices of New Anaconda/Anglo American.


          It is declared by Owner and acknowledged by New Anaconda/Anglo American that in addition to the ore material site referenced above that Owner has additional sites in other locations which have comparable ore materials available from such other sites and that Owner reserves the right to deliver ore material from any site which Owner determines is suitable and from which suitable ore material is capable of being delivered. New Anaconda/Anglo American reserves the right to test and approve such ore material prior to making any lift payment thereto.

          It is agreed by the parties hereto that based on the independent review of the parties and/or their qualified experts/agents that the depth of surface ore material available on the Barstow site is between 3 and 15 feet in depth and that there exists significantly more comparable ore material on site and available from that and/or other sites owned or controlled by Owner.

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          Therefore Owner is able to contract for the amount of ore material contained in this Contract, such amount being in excess of any other ore material previously contracted to third parties, and not under any obligation to third parties.

          This Contract specifically superceding and replacing the contract issued on the 9th October 1995 between Owner, Anglo American and Round Tower Holdings Limited. Such Contract being assigned as agreed by Owner from Round Tower Holdings Limited via its owners Granleigh Holdings Limited to Anglo American, and subsequently acquired by New Anaconda under the terms of the reorganisation dated 7th June 1999.

          2.2 PRIMARY PRECIOUS METALS: New Anaconda/Anglo American and Owner agree that the ore material contains both Gold (Au) and Silver (Ag) as primary precious metals and that these shall form the basis for the commercial extraction and refining of the ore material.

          It is further agreed that as per the proprietary technology procedures, a certain amount of both gold and silver is added as a catalyst and that such additions shall be recorded and shall be deducted from all primary precious metals recovered and refined by New Anaconda. Only the amount(s) of Gold (Au) and Silver (Ag) derived in addition to the precious metal in-quart added will form the basis for yield calculations.

          2.3 SECONDARY PRECIOUS METALS: New Anaconda/Anglo American and Owner agree that the ore material contains Platinum Group Metals (PGM's) and that these shall form the basis for the secondary commercial extraction and refining of the ore material. All PGM's produced by New Anaconda/Anglo American from the ore materials shall be held to the sole benefit of Owner in either finished metal/product format or in a residual waste format pending further refining by New
     Anaconda/Anglo American and/or Owner.

          2.4 TRANSFER OF TITLE: Owner hereby declares that the ore material represented by this Contract is owned or controlled by Owner as evidenced by the attached documents and that by the execution of this Contract all rights, title and other benefits, save those expressly provisioned for herein are available for transfer to New Anaconda/Anglo American.

          Owner does hereby deliver, remise, release and transfer all valuable mineral rights to the Gold (Au) and Silver (Ag) to New Anaconda/Anglo American subject to the terms and conditions of this Contract. Such transfer however being subject to a lien being recorded and agreed in respect to the agreed lift payment and the subsequent royalty payment to Owner by New Anaconda of 5% of the value of Gold (Au) and Silver
     (Ag) derived by New Anaconda from the processing of the ore material.
     No transfer of title to the PGM's is agreed and New Anaconda/Anglo American agrees that they will hold or deliver such PGM's to Owner as requested by Owner following the refining of said PGM's or extraction of same.

          It is a strict condition of the title transfer that all parties hereto acknowledge such liens and agree that such liens are to be incorporated in any documentation which represents title to such ore material.

          Owner shall execute a series of Quit Claim Deeds to New Anaconda/Anglo American in order that title can be transferred in relation to the ore

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     materials removed from site, the details of which are  agreed by the
     Parties to be on the basis of this Contract and shall form a separate series of agreements of which this Contract is to be made a part of by reference thereto.

3.0 PROCEDURES: It is agreed that the following terms and conditions shall apply to this Contract:

     3.1 DELIVERY OF ORE MATERIAL/DORE BARS: The ore material to be delivered by the Owner to New Anaconda for onward trans-shipment to the plant facility of Anglo American in Victoria Texas shall be in the form of unrefined alluvial gold ore, commercial concentrates or powder with a mesh size of not greater than 400 mesh size.

     The initial volume of ore material to be processed is + 5 tons per day with an average yield of Gold (Au) of not less than 60 troy ounces per ton. The maximum lift amount to be processed per day is agreed at + 150 tons per day with an equal average yield. Such maximum lift amount being subject to Owner being able to obtain increased smelting capacity for the screened ore material.

     The Owner shall confirm to New Anaconda/Anglo American that the ore material is available for delivery and that the Owner is capable of lifting said ore material, screening same to a mesh size of not greater than + 400 mesh and delivering the screened material to a contracted smelting site for processing.

     New Anaconda shall make the lift payment to Owner and Owner shall deliver the screened ore material to the contracted smelter for processing.

     New Anaconda/Anglo American shall deliver to Owner at the contracted smelter site sufficient in-quart precious metals as are required to be added to the smelt run.

     Owner shall ensure that the screened ore material is mixed with flux chemicals and in-quart precious metals according to the proprietary formulate and will ensure that the contracted smelter processes the screened ore material and casts a series of dore bars which shall conform to a specific size shape and format.

     Owner shall deliver the processed dore bars to Anglo American's plant in Victoria Texas for secondary processing to separate the precious metals using proprietary methods. Owner shall deliver with the ore bars such documentary records as are required to show the amount of in-quart precious metals as are contained within the dore bars and to allow the correct calculations for the yield of precious metals to be determined.

     Owner and Anglo American shall take samples of the dore bars at random intervals for comparison relative to the yields to be derived from the processing of same. It is agreed that the yields shall at all times be within + 10% of the original test samples.

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     Anglo American shall separate the dore bars into Gold (Au), Silver
     (Ag) and PGM's (Pt,Pd and Rh) with any base metals being removed to provide refined precious metals and/or compounds. The assays and weights of the refined precious metals being recorded with the in-quarted precious metals being deducted for re-cycling into the future smelts.

     New Anaconda/Anglo American shall deliver the Gold (Au) and Silver
     (Ag) to market and shall pay to Owner the agreed royalty payments based on the amount of primary precious metals value as derived from the sales thereto within 48 hours of receipt of proceeds from such sale(s). In the event that New Anaconda/Anglo American does not deliver said Gold (Au) and Silver (Ag) to market within 72 hours of the final refining of such metals thereto, it is agreed that New Anaconda/Anglo American shall deliver to Owner the same percentage of the refined Gold (Au) and Silver (Ag) in physical form as represented by the royalty payments with a certified assay of purity attached.

     New Anaconda/Anglo American shall deliver the PGM's derived and refined from the ore materials to either a COMEX, or LME bonded warehouse in the name of the Owner and/or their nominees, or if so instructed by Owner shall hold said PGM's in safe care and custody as semi-refined precious metal concentrates pending further processing.

     3.2 QUALIFICATION: It is agreed that the minimum number of troy ounces of gold recoverable from the dore bars produced from each ton of ore material shall be not less than 60 troy ounces. In the event that the recoverable number of troy ounces of gold is less than this agreed minimum New Anaconda/Anglo American shall deduct such costs and comparable losses created by the shortfall before any royalty payments are due and payable to Owner. Any PGM's derived from the processing of sub-standard ore material shall be held as additional security pending settlement of the costs and comparable losses resulting from the processing by New Anaconda/Anglo American.

     In order that a mean weighted average can be used as the basis for calculation, it is agreed that an allowance of + 10% will be agreed and calculated on a monthly basis prior to any adjustments being made.

4.0 PERIOD OF CONTRACT: This Contract shall be for a period of Ten (10) years from the date of signing with a further period of Fifteen (15) years thereafter subject to mutual agreement in writing by the parties hereto.

5.0 ARBITRATION: Any controversy or claim arising out of or related to this Contract, or the breach thereof, shall be settled by arbitration administered by the American Arbitration Association under its Commercial Arbitration Rules, and judgement on the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. The locale for arbitration shall be Salt Lake City, Utah, unless otherwise agreed by the parties.

6.0 FORCE MAJEURE: The internationally accepted "force majeure" clause is to be applied to this Contract.

     There shall be no damages arising from the failure to deliver if such failure is caused by fire, strikes, riots, war, earthquake, flood, insurrection, governmental action and/or interference, civil commotion, labour dispute, or mill and plant failure, Acts of God, or any circumstances or accidents beyond the control of the parties hereto.
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     Any War Clause issued by railroads, airlines, or any other transportation and/or shipping company is included in this contract.

     Also in the event that the London Free Market or the Zurich Free Market are not operating, or if only nominal quotations are being placed through those gold markets this agreement and/or contract shall be suspended until gold markets resume normal and full activity.


7.0 RESTRICTIVE COVENANT: This agreement is subject to the internationally recognised non-disclosure and non-circumvention clauses and additionally covers any and all add-on extensions, renewals, roll-overs, re-negotiated contracts, 2nd or 3rd party assignments, substitution of primary or secondary contracts and/or any parallel agreements or contracts.

     7.1 SUCCESSORS: This Contract shall be binding on and shall endure for the benefit of the successors and assigns and personal representatives and assigns (as the case may be), their heirs and beneficiaries or any other party who receives the benefits from each of the parties hereto.

     7.2 ASSIGNMENT: No party to this Contract may assign its rights or obligations hereunder in whole or in part without the express prior written consent of the other parties. The written consent not to be unreasonably withheld by the other parties.

8.0 TERMINATION: This Contract shall be terminated at the end of the period of Contract set forth in paragraph 4.0 or when all of the terms and conditions have been fulfilled and the parties hereto agree that no further business shall endure.

     8.1 EARLY TERMINATION: It is agreed by the parties hereto that by mutual written consent of all parties this Contract may be terminated prior to its expiry date if so agreed.

     8.2 TERMINATION BY BREACH: It is agreed by the parties hereto that if any party should be considered to be in breach by any other party the damaged party shall request in writing that the party causing such breach shall remedy said breach within Thirty (30) days of receipt of notice of breach.

          If after such notice period has expired the breach has not been remedied it is agreed that the matter shall be placed to arbitration and if the findings of the arbitrator as identified in 5.0 herein deem that this Contract should be terminated the parties hereto agree to such findings.

9.0 SOLE CONTRACT: This Contract constitutes the sole terms and conditions of the agreement between the parties hereto, and supersedes any and all previous oral and written agreements or intents, including that specific contract as entered into by and between Owner and Round Tower Holdings Limited on 9th October 1995. Any changes or additions to this Contract must be in writing and subscribed to by all the parties hereto.

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     9.1  REPRESENTATIONS:  Each of the parties hereto hereby acknowledges that in entering into this Contract it has not relied on any representation or warranty save as expressly set out herein or in any documents referred to herein.

     9.2 VARIATIONS: No variation of this Contract shall be valid or effective unless made by one or more instruments in writing signed by such of the parties hereto as would be affected by such variations.

10.0 COSTS: Each party shall bear its own costs an expenses incurred in relation to the negotiation, preparation and execution of this Contract.

11.0 NOTICES: All notices which are required to be given hereunder shall be in writing and shall be sent to the address of the recipient set out in this Contract, or such other address as the recipient may designate by notice given in accordance with the provisions of this clause. Any such notice may be delivered personally or by first class pre-paid letter, telex or facsimile transmission and shall be deemed to have been served if by personal delivery when delivered if by first class post Forty Eight (48) hours after posting and if by telex or facsimile transmission when dispatched.

12.0 BEST EFFORTS: The parties hereto shall, and shall use their respective reasonable endeavours to procure that any necessary third parties shall, do, execute and perform all such further deeds, documents, assurances, acts and things as any of the parties hereto may reasonably require by notice in writing one to the other to carry out the provisions of this Contract in full force and effect.

     Each of the parties hereto undertakes with each of the others to do all things reasonably within his/their power which are necessary or desirable to give effect to the spirit and intent of this Contract.


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IN WITNESS THEREOF, THE PARTIES HERETO HAVE EXECUTED THIS AGREEMENT ON THE
DATES INDICATED BELOW:-







/s/ Paul de Rome                         this 25th day of January, 2000
--------------------------------
pp: THE NEW ANACONDA COMPANY





/s/ Paul de Rome                         this 25th day of January, 2000
---------------------------------
pp: ANGLO AMERICAN METALS, INC.





/s/ Cameron Miller                       this 24th day of January, 2000
----------------------------------
pp: CAMERON MILLER





/s/ Cameron Miller                      this 24th day of January, 2000
----------------------------------
pp: GOLD SCOUT, LLC.



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